SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1
      (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                                (Amendment No.1)*



                            Crossroads Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    22765D100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)


                                  Page 1 of 25
                            Exhibit Index on Page 23

---------------------------                          ---------------------------
CUSIP NO. 22765D100                    13G                Page 2 of 25
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Austin Ventures IV-A, L.P. ("AV IV-A")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                1,343,369 shares, except that AV Partners IV,
      OWNED BY EACH                L.P. ("AVP IV"), the general partner of AV
        REPORTING                  IV-A, may be deemed to have sole power to
          PERSON                   vote these shares, and Joseph C. Aragona
           WITH                    ("Arogona"), Kenneth P. DeAngelis
                                   ("DeAngelis"), Jeffery C. Garvey ("Garvey)
                                   and William P. Wood ("Wood"), the general
                                   partners of AVP IV, may be deemed to have
                                   shared power to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   1,343,369 shares, except that AVP IV, the
                                   general partner of AV IV-A, may be deemed to
                                   have sole power to dispose of these shares,
                                   and Aragona, DeAngelis, Garvey and Wood, the
                                   general partners of AVP IV, may be deemed to
                                   have shared power to dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             1,343,369
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                 4.89%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                    PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP NO. 22765D100                    13G                Page 3 of 25
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Austin Ventures IV-B, L.P. ("AV IV-B")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                2,818,371 shares, except that AVP IV, the
      OWNED BY EACH                general partner of AV IV-B, may be deemed to
        REPORTING                  have sole power to vote these shares, and
          PERSON                   Aragona, DeAngelis, Garvey and Wood, the
           WITH                    general partners of AVP IV, may be deemed to
                                   have shared power to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   2,818,371 shares, except that AVP IV, the
                                   general partner of AV IV-B, may be deemed to
                                   have sole power to dispose of these shares,
                                   and Aragona, DeAngelis, Garvey and Wood, the
                                   general partners of AVP IV, may be deemed to
                                   have shared power to dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             2,818,371
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                10.26%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                    PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP NO. 22765D100                    13G                Page 4 of 25
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           AV Partners IV, L.P. ("AVP IV")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                4,161,740 shares, of which 1,343,369 are
      OWNED BY EACH                directly owned by AV IV-A and 2,818,371 are
        REPORTING                  directly owned by AV IV-B. AVP IV, the
          PERSON                   general partner of AV IV-A and AV IV-B, may
           WITH                    be deemed to have sole power to vote these
                                   shares, and Aragona, DeAngelis, Garvey and
                                   Wood, the general partners of AVP IV, may be
                                   deemed to have shared power to vote these
                                   shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   4,161,740 shares, of which 1,343,369 are
                                   directly owned by AV IV-A and 2,818,371 are
                                   directly owned by AV IV-B. AVP IV, the
                                   general partner of AV IV-A and AV IV-B, may
                                   be deemed to have sole power to dispose of
                                   these shares, and Aragona, DeAngelis, Garvey
                                   and Wood, the general partners of AVP IV, may
                                   be deemed to have shared power to dispose of
                                   these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             4,161,740
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                15.15%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                    PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP NO. 22765D100                    13G                Page 5 of 25
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Austin Ventures VI, L.P. ("AV VI")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                291,793 shares, except that AV Partners VI,
      OWNED BY EACH                L.P. ("AVP VI"), the general partner of AV
        REPORTING                  VI, may be deemed to have sole power to vote
          PERSON                   these shares, and Joseph C. Aragona
           WITH                    ("Arogona"), Kenneth P. DeAngelis
                                   ("DeAngelis"), Jeffery C. Garvey ("Garvey),
                                   Edward E. Olkkola ("Olkkola"), John D.
                                   Thornton ("Thornton") and Blaine F. Wesner
                                   ("Wesner"), the general partners of AVP VI,
                                   may be deemed to have shared power to vote
                                   these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   291,793 shares, except that AVP VI, the
                                   general partner of AV VI, may be deemed to
                                   have sole power to dispose of these shares,
                                   and Aragona, DeAngelis, Garvey, Olkkola,
                                   Thornton and Wesner, the general partners of
                                   AVP VI, may be deemed to have shared power to
                                   dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                               291,793
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                 1.06%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                    PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP NO. 22765D100                    13G                Page 6 of 25
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Austin Ventures VI Affiliates Fund, L.P. ("AV VI A")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                8,206 shares, except that AVP VI, the general
      OWNED BY EACH                partner of AV VI A, may be deemed to have
        REPORTING                  sole power to vote these shares, and Aragona,
          PERSON                   DeAngelis, Garvey, Olkkola, Thornton and
           WITH                    Wesner, the general partners of AVP VI, may
                                   be deemed to have shared power to vote these
                                   shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   8,206 shares, except that AVP VI, the general
                                   partner of AV VI A, may be deemed to have
                                   sole power to dispose of these shares, and
                                   Aragona, DeAngelis, Garvey, Olkkola, Thornton
                                   and Wesner, the general partners of AVP VI,
                                   may be deemed to have shared power to dispose
                                   of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 8,206
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                 0.03%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                    PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP NO. 22765D100                    13G                Page 7 of 25
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           AV Partners VI, L.P. ("AVP VI")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                299,999 shares, of which 291,793 are directly
      OWNED BY EACH                owned by AV VI and 8,206 are directly owned
        REPORTING                  by AV VI A. AVP VI, the general partner of AV
          PERSON                   VI and AV VI A, may be deemed to have sole
           WITH                    power to vote these shares, and Aragona,
                                   DeAngelis, Garvey, Olkkola, Thornton and
                                   Wesner, the general partners of AVP VI, may
                                   be deemed to have shared power to vote these
                                   shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   299,999 shares, of which 291,793 are directly
                                   owned by AV VI and 8,206 are directly owned
                                   by AV VI A. AVP VI, the general partner of AV
                                   VI and AV VI A, may be deemed to have sole
                                   power to dispose of these shares, and
                                   Aragona, DeAngelis, Garvey, Olkkola, Thornton
                                   and Wesner, the general partners of AVP VI,
                                   may be deemed to have shared power to dispose
                                   of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                               299,999
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                 1.09%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                    PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP NO. 22765D100                    13G                Page 8 of 25
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Joseph C. Aragona ("Aragona")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                89,543 shares, of which 9,500 are directly
      OWNED BY EACH                owned by Aragona and 80,043 are directly
        REPORTING                  owned by Aragona, Ltd., a Texas limited
          PERSON                   partnership, and Aragona, the sole general
           WITH                    partner of Aragona, Ltd., may be deemed to
                                   have sole power to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   4,461,739 shares, of which 1,343,369 are
                                   directly owned by AV IV-A, 2,818,371 are
                                   directly owned by AV IV-B, 291,793 are
                                   directly owned by AV VI and 8,206 are
                                   directly owned by AV VI A. Aragona is a
                                   general partner of both AVP IV, the general
                                   partner of AV IV-A and AV IV-B, and AVP VI,
                                   the general partner of AV VI and AV VI A, and
                                   may be deemed to have shared power to vote
                                   these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   89,543 shares, of which 9,500 are directly
                                   owned by Aragona and 80,043 are directly
                                   owned by Aragona, Ltd., a Texas limited
                                   partnership, and Aragona, the sole general
                                   partner of Aragona, Ltd., may be deemed to
                                   have sole power to dispose of these shares
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   4,461,739 shares, of which 1,343,369 are
                                   directly owned by AV IV-A, 2,818,371 are
                                   directly owned by AV IV-B, 291,793 are
                                   directly owned by AV VI and 8,206 are
                                   directly owned by AV VI A. Aragona is a
                                   general partner of both AVP IV, the general
                                   partner of AV IV-A and AV IV-B, and AVP VI,
                                   the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             4,551,282
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                16.57%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                    IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP NO. 22765D100                    13G                Page 9 of 25
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Kenneth P. DeAngelis ("DeAngelis")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                85,279 shares, of which 81,015 are directly
      OWNED BY EACH                owned by DeAngelis and 4,264 are directly
        REPORTING                  owned by DeAngelis, Ltd., a Texas limited
          PERSON                   partnership, and DeAngelis, the sole general
           WITH                    partner of DeAngelis, Ltd., may be deemed to
                                   have sole power to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   4,461,739 shares, of which 1,343,369 are
                                   directly owned by AV IV-A, 2,818,371 are
                                   directly owned by AV IV-B, 291,793 are
                                   directly owned by AV VI and 8,206 are
                                   directly owned by AV VI A. DeAngelis is a
                                   general partner of both AVP IV, the general
                                   partner of AV IV-A and AV IV-B, and AVP VI,
                                   the general partner of AV VI and AV VI A, and
                                   may be deemed to have shared power to vote
                                   these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   85,279 shares, of which 81,015 are directly
                                   owned by DeAngelis and 4,264 are directly
                                   owned by DeAngelis, Ltd., a Texas limited
                                   partnership, and DeAngelis, the sole general
                                   partner of DeAngelis, Ltd., may be deemed to
                                   have sole power to dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   4,461,739 shares, of which 1,343,369 are
                                   directly owned by AV IV-A, 2,818,371 are
                                   directly owned by AV IV-B, 291,793 are
                                   directly owned by AV VI and 8,206 are
                                   directly owned by AV VI A. DeAngelis is a
                                   general partner of both AVP IV, the general
                                   partner of AV IV-A and AV IV-B, and AVP VI,
                                   the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             4,547,018
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                16.56%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                    IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP NO. 22765D100                    13G               Page 10 of 25
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Jeffery C. Garvey ("Garvey")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                37,224 shares, of which 34,330 are directly
      OWNED BY EACH                owned by Garvey and 2,894 are directly owned
        REPORTING                  by Garvey, Ltd., a Texas limited partnership,
          PERSON                   and Garvey, the sole general partner of
           WITH                    Garvey, Ltd., may be deemed to have sole
                                   power to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   4,461,739 shares, of which 1,343,369 are
                                   directly owned by AV IV-A, 2,818,371 are
                                   directly owned by AV IV-B, 291,793 are
                                   directly owned by AV VI and 8,206 are
                                   directly owned by AV VI A. Garvey is a
                                   general partner of both AVP IV, the general
                                   partner of AV IV-A and AV IV-B, and AVP VI,
                                   the general partner of AV VI and AV VI A, and
                                   may be deemed to have shared power to vote
                                   these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   37,224 shares, of which 34,330 are directly
                                   owned by Garvey and 2,894 are directly owned
                                   by Garvey, Ltd., a Texas limited partnership,
                                   and Garvey, the sole general partner of
                                   Garvey, Ltd., may be deemed to have sole
                                   power to dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   4,461,685 shares, of which 1,343,739 are
                                   directly owned by AV IV-A, 2,818,371 are
                                   directly owned by AV IV-B, 291,793 are
                                   directly owned by AV VI and 8,206 are
                                   directly owned by AV VI A. Garvey is a
                                   general partner of both AVP IV, the general
                                   partner of AV IV-A and AV IV-B, and AVP VI,
                                   the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             4,498,963
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                16.38%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                    IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP NO. 22765D100                    13G               Page 11 of 25
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Edward E. Olkkola ("Olkkola")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                4,291 shares.
      OWNED BY EACH
        REPORTING
          PERSON
           WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   299,999 shares, of which 291,793 are directly
                                   owned by AV VI and 8,206 are directly owned
                                   by AV VI A. Olkkola is a general partner of
                                   AVP VI, the general partner of AV VI and AV
                                   VI A, and may be deemed to have shared power
                                   to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   4,291 shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   299,999 shares, of which 291,793 are directly owned by AV VI and 8,206 are directly owned by AV VI A. Olkkola is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                               304,290
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                 1.11%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                    IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP NO. 22765D100                    13G               Page 12 of 25
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           John D. Thornton ("Thornton")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                32,792 shares, of which 4,291 are directly
      OWNED BY EACH                owned by Thornton and OF 28,501 are directly
        REPORTING                  owned by John Thornton Family I, Ltd., a
          PERSON                   Texas limited partnership, and Thornton, the
           WITH                    sole general partner of John Thornton Family
                                   I, Ltd., may be deemed to have sole power to
                                   vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   299,999 shares, of which 291,793 are directly
                                   owned by AV VI and 8,206 are directly owned
                                   by AV VI A. Thornton is a general partner of
                                   AVP VI, the general partner of AV VI and AV
                                   VI A, and may be deemed to have shared power
                                   to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   32,792 shares, of which 4,291 are directly
                                   owned by Thornton and 28,501 are directly
                                   owned by John Thornton Family I, Ltd., a
                                   Texas limited partnership, and Thornton, the
                                   sole general partner of John Thornton Family
                                   I, Ltd., may be deemed to have sole power to
                                   dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   299,999 shares, of which 291,793 are directly owned by AV VI and 8,206 are directly owned by AV VI A. Thornton is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                               332,791
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                 1.21%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                    IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP NO. 22765D100                    13G               Page 13 of 25
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Blaine F. Wesner ("Wesner")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                46,092 shares.
      OWNED BY EACH
        REPORTING
          PERSON
           WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   299,999 shares, of which 291,793 are directly
                                   owned by AV VI and 8,206 are directly owned
                                   by AV VI A. Wesner is a general partner of
                                   AVP VI, the general partner of AV VI and AV
                                   VI A, and may be deemed to have shared power
                                   to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   46,092 shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   299,999 shares, of which 291,793 are directly owned by AV VI and 8,206 are directly owned by AV VI A. Wesner is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                               346,091
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                 1.26%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                    IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP NO. 22765D100                    13G               Page 14 of 25
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           William P. Wood ("Wood")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                287,240 shares, of which 1,844 are directly
      OWNED BY EACH                owned by Wood and 285,396 OF are directly
        REPORTING                  owned by Silverton Partners, L.P.
          PERSON                   ("Silverton"), a Texas limited partnership,
           WITH                    and Wood, the sole general partner of
                                   Silverton, may be deemed to have sole power
                                   to vote these shares.
                              --------------------------------------------------

                              6    SHARED VOTING POWER

                                   4,161,740 shares, of which 1,343,369 are
                                   directly owned by AV IV-A and 2,818,371 are
                                   directly owned by AV IV-B. Wood is a general
                                   partner of AVP IV, the general partner of AV
                                   IV-A and AV IV-B, and may be deemed to have
                                   shared power to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   287,240 shares, of which 1,844 are directly
                                   owned by Wood and 285,396 are directly owned
                                   by Silverton Partners, L.P. ("Silverton"), a
                                   Texas limited partnership, and Wood, the sole
                                   general partner of Silverton, may be deemed
                                   to have sole power to dispose of these
                                   shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   4,161,740 shares, of which 1,343,369 are
                                   directly owned by AV IV-A and 2,818,371 are directly owned by AV IV-B. Wood is a general partner of AVP IV, the general partner of AV IV-A and AV IV-B, and may be deemed to have shared power to dispose of these shares.

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             4,448,980
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                16.20%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                    IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A). NAME OF ISSUER

           Crossroads Systems, Inc.


ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           8300 North MoPac Expressway
           Austin, Texas 78759


ITEM 2(A). NAME OF PERSONS FILING

           This Statement is filed by Austin Ventures IV-A, L.P., a Delaware limited partnership ("AV IV-A"), Austin Ventures IV-B, L.P., a Delaware limited partnership ("AV IV-B"), AV Partners IV, L.P., a Delaware limited partnership ("AVP IV"), Austin Ventures VI, L.P., a Delaware limited partnership ("AV VI"), Austin Ventures VI Affiliates Fund, L.P., a Delaware limited partnership ("AV VI A"), Joseph C. Aragona ("Arogona"), Kenneth P. DeAngelis ("DeAngelis"), Jeffery C. Garvey ("Garvey), Edward E. Olkkola ("Olkkola"), John D. Thornton ("Thornton"), Blaine F. Wesner ("Wesner") and William P. Wood ("Wood"). Aragona, DeAngelis, Garvey and Wood are the general partners of AVP IV, and Aragona, DeAngelis, Garvey, Olkkola, Thornton and Wesner are the general partners of AVP VI. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

           AVP IV, the general partner of AV IV-A and AV IV-B, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AV IV-A and AV IV-B. Aragona, DeAngelis, Garvey and Wood are general partners of AVP IV and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AV IV-A and AV IV-B.

           AVP VI, the general partner of AV VI and AV VI A, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AV VI and AV VI A. Aragona, DeAngelis, Garvey, Olkkola, Thornton and Wesner are general partners of AVP VI and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AV VI and AV VI A.


ITEM 2(B). ADDRESS OF PRINCIPAL OFFICE

           The address for each of the Reporting Persons is:

           Austin Ventures
           701 N. Brazos St., Suite 1400
           Austin, Texas 78701


ITEM 2(C). CITIZENSHIP

           AV IV-A, AV IV-B, AVP IV, AV VI, AV VI A and AVP VI are Delaware limited partnerships Aragona, DeAngelis, Garvey, Olkkola, Thornton, Wesner and Wood are United States citizens.


ITEM 2(D) AND (E). TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

           Common Stock
           CUSIP # 22765D100


ITEM 3.    Not Applicable

ITEM 4.    OWNERSHIP

           The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

               (a) Amount beneficially owned:

                   See Row 9 of cover page for each Reporting Person.

               (b) Percent of Class:

                   See Row 11 of cover page for each Reporting Person.

               (c) Number of shares as to which such person has:

                       (i)   Sole power to vote or to direct the vote:

                             See Row 5 of cover page for each Reporting Person.

                       (ii)  Shared power to vote or to direct the vote:

                             See Row 6 of cover page for each Reporting Person.

                       (iii) Sole power to dispose or to direct the  disposition
                             of:

                             See Row 7 of cover page for each Reporting Person.

                       (iv)  Shared   power  to   dispose   or  to  direct   the
                             disposition of:

                             See Row 8 of cover page for each Reporting Person.


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not applicable.


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Under certain circumstances set forth in the limited partnership agreements of AV IV-A, AV IV-B, AVP IV, AV VI, AV VI A and AVP VI, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable.


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable


ITEM 10.   CERTIFICATION.

           Not applicable

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001


AUSTIN VENTURES IV-A, L.P.              /s/ John Nicholson
By AV Partners IV, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES IV-B, L.P.              /s/ John Nicholson
By AV Partners IV, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES IV, L.P.                /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES VI, L.P.                /s/ John Nicholson
By AV Partners VI, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES VI AFFILIATES FUND, L.P./s/ John Nicholson
By AV Partners VI, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact

AUSTIN VENTURES IV, L.P.                /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



JOSEPH C. ARAGONA                       /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



KENNETH P. DeANGELIS                    /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



JEFFERY C. GARVEY                       /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



EDWARD E. OLKKOLA                       /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



JOHN D. THORNTON                        /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact

BLAINE F. WESNER                        /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



WILLIAM P. WOOD                         /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact

                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A:  Agreement of Joint Filing                                   22

Exhibit B: Reference to John Nicholson as Attorney-In-Fact              25

                                    EXHIBIT A

                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Crossroads Systems, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  February 14, 2001


AUSTIN VENTURES IV-A, L.P.              /s/ John Nicholson
By AV Partners IV, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES IV-B, L.P.              /s/ John Nicholson
By AV Partners IV, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES IV, L.P.                /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES VI, L.P.                /s/ John Nicholson
By AV Partners VI, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES VI AFFILIATES FUND, L.P./s/ John Nicholson
By AV Partners VI, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact

AUSTIN VENTURES IV, L.P.                /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



JOSEPH C. ARAGONA                       /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



KENNETH P. DeANGELIS                    /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



JEFFERY C. GARVEY                       /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



EDWARD E. OLKKOLA                       /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



JOHN D. THORNTON                        /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact

BLAINE F. WESNER                        /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



WILLIAM P. WOOD                         /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact

                                    EXHIBIT B

                 REFERENCE TO JOHN NICHOLSON AS ATTORNEY-IN-FACT

         John Nicholson has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.